EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES

SECOND QUARTER

2004 FINANCIAL RESULTS

•	Business Communications shows strong 18% growth

•	Home Entertainment revenues surge 49% with new contracts

•	Consolidated 1st half revenues up 15% over 2003

•	Company anticipates solid double digit quarterly growth starting in Q3

Camarillo, California – July 22, 2004 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the second quarter of 2004. Revenues for the three months ended June 30, 2004 totaled $8.2 million, up 9% as compared to $7.5 million for the second quarter of 2003. Operating income for the second quarter of 2004 was $100,000 as compared to $197,000 for the second quarter of 2003. Net income for the quarter was $76,000 (or $.01 earnings per diluted share) as compared to the net income of $181,000 (or $.02 per diluted share) for the second quarter of 2003.

For the first six months of 2004, revenues equaled $16.6 million, a 15% increase over the $14.5 million for the same period in 2003. Operating income totaled $407,000 for the six months ended June 30, 2004 as compared to $256,000 in the same period of 2003. Net income was $393,000 (or $.03 earnings per diluted share) as compared to $421,000 (or $.04 earnings per diluted share) in the first half of 2003.

“During the first half of 2004, we realized solid revenue growth in each of our strategic business segments,” said E. Michael Thoben, Chairman, CEO & President, Interlink Electronics, Inc. “The record revenue of recent quarters were a result of initial shipments of our ePad product to Wells Fargo for a branch banking application. Revenues for Q2, a quarter that recorded no Wells Fargo revenue, saw only a slight decline from Q1. Our outlook for the back half of the year is very positive across all segments and we anticipate solid double-digit quarterly growth as numerous new contracts come into play.”

“Second quarter Business Communications revenue was up 18% over the same period last year, and 6% sequentially. This momentum continues as a result of the growth we are experiencing throughout Asia as well as from our new domestic customers such as HP and Dell. This segment represented 63% of the Company’s consolidated revenue during the second quarter and has proved to be our most predictable growth area in the past 18 months. After recent quarterly revenue declines, our retail Branded products also showed improvement with a 17% revenue growth over the first quarter. Overall, our consolidated Business Communication gross margins have declined as a result of the increased percentage of OEM to branded products.”

“Home Entertainment segment revenues benefited from both solid Microsoft X-box sensor sales and an ever-increasing percentage of Home Entertainment remote controls. The increasing demand for our unique remote controls for home entertainment applications will be very evident starting in the third quarter. As mentioned in our recent 10Q, we were awarded a major contract with a brand-name consumer electronics/PC manufacturer selling high-end television/monitors. This contract is expected to generate over $10 million in revenue over the next 18 months.”

“E-transaction revenue in Q2 exceeded our baseline target, delivering $1.1 million in revenues,” Mr. Thoben continued. “A key win for the company was the DealerTrack and eOriginal program for electronic car leasing applications. This is an initial deployment to another marquee customer in this financial services vertical market. Additionally, we announced a strategic win in Q2 with SafeDocs and the National Notary Association. This joint partnership paves the way for paperless mortgages and signals a potential quantum shift in the way mortgages are recorded, processed and stored.”

“During the last six months, Interlink has unveiled more new products and technologies than in any comparable period in our history. The product development, sales, and marketing costs necessary to support these products are reflected in lower Q2 earnings. To position ourselves for these opportunities, we must take a long-term perspective and invest today to ensure that we continue to set the standard in the markets where we participate. We are working diligently to broaden our addressable markets and at the same time maintain our dominant position with our current customers as they move into new high growth markets.”

Interlink Electronics Highlights in second quarter 2004:

•	eOriginal & DealerTrack DealerTrack, Inc., the leading independent online auto finance platform, selected Interlink’s ePad-ink e-signature input device to be used with eOriginal’s digital signature and vaulting technology for DealerTrack’s eContracting solution. The solution will streamline workflow throughout the automotive industry, transforming a highly manual, paper-based process into a fast and secure automated online process. DealerTrack currently services 24,000 dealers and has over 80 financing sources connected to its ePad-enabled eContracting software.

•	National Notary Association & SafeDocs The National Notary Association and Safedocs announced the world’s first NNA-certified e-notarization solution for the e-mortgage industry. The new e-notarization solution combines the Safedocs System™ (SDS) software with the National Notary Association’s Enjoa™ signature input platform, developed and manufactured for the NNA by Interlink Electronics, Inc.

•	Nationwide Building Society - Britain’s Nationwide Building Society, the UK’s fifth largest mortgage lender, will deploy Interlink’s ePad-ink handwritten electronic signature products throughout their payment processing system. Nationwide’s implementation will utilize e-signature software from Florentis Ltd., and Interlink’s ePad biometric electronic signature pad to authenticate signatories who have approval to authorize payments at various levels. The new system will automate Nationwide’s internal check payment process and position Interlink’s ePad technology on the leading edge of an emerging European e-signature standard.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo, Taiwan and Hong Kong. The company currently holds more than 70 patents protecting its Force Sensing Resistor (FSR®), VersaPoint® Pressure Pointing, VersaPad® pen input pad and RemoteLink® wireless communication technologies. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended			Six Months Ended
	(unaudited)			(unaudited)
	June 30,		March 31,	June 30,
	2004	2003	2004	2004	2003
Revenue	$8,158	$7,476	$8,434	$16,592	$14,478
Gross profit	3,150	3,126	3,352	6,502	6,056

Product development and research	1,001	817	905	1,906	1,736
Sales, marketing and administration	2,049	2,112	2,140	4,189	4,064

Total operating expenses	3,050	2,929	3,045	6,095	5,800

Operating income	100	197	307	407	256

Other income (loss)	(7)	(4)	10	3	183
Provision for tax expense	17	12	—	17	18

Net income (loss)	$76	$181	$317	$393	$421

Earnings (loss) per share - basic	$0.01	$0.02	$0.03	$0.03	$0.04
Earnings (loss) per share - diluted	$0.01	$0.02	$0.03	$0.03	$0.04

Weighted average shares - basic	11,451	9,807	11,236	11,344	9,793

Weighted average shares – diluted	12,981	11,108	12,559	12,770	10,797

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis)

	June 30, 2004	Dec. 31, 2003
	(Unaudited)
Cash and cash equivalents	$6,410	$6,061
Working capital	21,509	20,019
Total assets	27,127	25,582
Long-term debt	713	1,010
Stockholders’ equity	22,551	20,516

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, third quarter sales growth, Home Entertainment contract revenue, technology investment, industry product and technology acceptance and future business activities should be considered in light of these factors.

Conference Call Information

July 22, 2004 at 4:30 p.m. ET

Live Call-in #: 877-716-4285

Live International Call-in #: 212-287-1615

(Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay available until August 22, 2004

Telephonic replay call in # (US) 888-562-6891 or (Intl) 402-220-6537

Contacts:

Investor Relations:

Michelle Lockard

805-484-8855 ext. 114

mlockard@interlinkelectronics.com

Media Contact:

Keith Roberts

805-484-1356 ext. 130

kroberts@interlinkelectronics.com

Interlink Electronics

546 Flynn Road

Camarillo, CA 93012

www.interlinkelectronics.com

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